FISCHER-WATT GOLD COMPANY, INC.
      1410 Cherrywood Drive   Coeur d'Alene, ID  83814
             208-664-6757    Fax 208-667-6516


Fischer-Watt Completes Private Placement

Fischer-Watt Gold (Symbol: FWGO-OTC) is pleased to announce the completion of a private placement which has raised approximately
$820,000 to finance the expansion and operation of Fischer-Watt's recently acquired Oronorte gold mine in Colombia.

The securities sold in the private placement were units, priced at $.30 per unit, each consisting of two shares of common stock at an exercise price of $.30 through August 31, 1997. These securities were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

For a complete package on Fischer-Watt Gold, please contact Kelly
Boatright, Shareholder Relations, 1-800-587-9572 or 1-704-587-9572.